Exhibit 23.5

[IDC Letterhead]

BY FACSIMILE AND COURIER

Giant Interactive Group Inc.

2/F, No. 29 Building

396 Guilin Road

Shanghai 200233

People’s Republic of China

Re: Consent of International Data Corporation (“IDC”)

We understand that Giant Interactive Group Inc. plans to file a registration statement on Form F-1 (“Registration Statement”) with the U.S. Securities and Exchange Commission. We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to the use therein under the headings of “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” of our name and data sourced from the publications of IDC.

International Data Corporation

By:	/s/ Michael GUO
Name:	Michael GUO
Title:	IDC China Managing Director
Date: October 16, 2007